LOAN AGREEMENT

September 13, 2018

Tradex Capital Corp., (the “Lender”) of 1177 W. Hastings Street, Suite 1920, Vancouver, BC V6E 2K3, advanced CAD$31,200 (the “Principal Sum”) to Cell MedX Corp. (the “Borrower”) of 123 W. Nye Ln, Suite 446, Carson City, NV 89706. The Lender advanced the funds on September 13, 2018.

The Borrower agrees to repay the Principal Sum on demand, together with interest calculated and compounded monthly at the rate of 6% per year (the “Interest”) from September 13, 2018. The Borrower is liable for repayment of the Principal Sum and accrued Interest and any costs that the Lender incurs in trying to collect the Principal Sum and the Interest.

The Borrower will evidence the debt and its repayment of the Principal Sum and the Interest with a promissory note in the attached form.

LENDER	BORROWER
Tradex Capital Corp.	Cell MedX Corp.

Per:	Per:

/s/ William Friesen	/s/ Yanika Silina
Authorized Signatory	Yanika Silina, CFO

PROMISSORY NOTE

Principal Amount: CAD$31,200	September 13, 2018

FOR VALUE RECEIVED Cell MedX Corp., (the “Borrower”) promises to pay on demand to the order of Tradex Capital Corp. (the “Lender”) the sum of $31,200 lawful money of Canada (the “Principal Sum”) together with interest on the Principal Sum from September 13, 2018 (“Effective Date”) both before and after maturity, default and judgment at the Interest Rate as defined below.

For the purposes of this promissory note, Interest Rate means 6 per cent per year. Interest at the Interest Rate must be calculated and compounded monthly not in advance from and including the Effective Date (for an effective rate of 6.2% per annum calculated monthly), and is payable together with the Principal Sum when the Principal Sum is repaid.

The Borrower may repay the Principal Sum and the Interest in whole or in part at any time.

The Borrower waives presentment, protest, notice of protest and notice of dishonour of this promissory note.

BORROWER

Cell MedX Corp.

Per:

/s/ Yanika Silina

Yanika Silina, CFO